EXHIBIT 4.1


THE BANK OF NEW YORK
NEW YORK'S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON
2 HANSON PLACE, 12TH FLOOR, BROOKLYN, NEW YORK 11217


                                October 18, 2007

Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York  10036

                       Van Kampen Unit Trusts, Series 712

Dear Sirs:

        The Bank of New York is acting as trustee for the Van Kampen Unit Trusts, Series 712 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on October 17, 2007, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-145379) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                                               Very truly yours,


                                                               /s/TIMOTHY CARSON

                                                        Assistant Vice President